Exhibit 99.1

FOR IMMEDIATE RELEASE

Wheeler Real Estate Investment Trust, Inc. Announces

Acquisition of JANAF Shopping Yard in Norfolk, Virginia

Purchase price of $85.65 million or $96 per square foot

Largest acquisition in Company’s history

Center anchored by national tenants including BJ’s Wholesale Club and Fuel Center,

T.J. Maxx, Petco, Wawa, and Big Lots

Virginia Beach, VA –January 22, 2018– Wheeler Real Estate Investment Trust, Inc. (NASDAQ:WHLR) (“Wheeler” or the “Company”), a fully-integrated, self-managed commercial real estate investment company focused on acquiring and managing income-producing retail properties with a primary focus on grocery-anchored centers, today reported that the Company has acquired JANAF Shopping Yard (“JANAF” or “Property”), a 887,917 rentable square foot shopping center located in Norfolk, Virginia.

JANAF is located approximately 9 miles from the Wheeler corporate headquarters in Virginia Beach, Virginia and, as of September 30, 2017, was 94% occupied and anchored by prominent retailers including BJ’s Wholesale Club and Fuel Center (151,345 square feet in total); T.J. Maxx (37,383 square feet); Petco (17,000 square feet); Wawa (7,240 square feet); and Big Lots (42,500 square feet). Service and necessity providers such as the United States Postal Service, SunTrust Bank and others are also tenants of JANAF and serve the surrounding community. JANAF encompasses approximately 92 acres and includes 850,683 square feet of retail space in multiple buildings and 37,234 square feet of office space in one building. Originally built in 1959, JANAF has undergone several renovations, the last being in 2006.

WHLR purchased the Property for $85.65 million, or approximately $96 per leasable square foot, and financed the acquisition using a combination of cash, assumption of approximately $58.9 million of mortgage loans secured by the property and the issuance of approximately $1.1 million of the Company’s common stock. The primary loan that the Company assumed has a $53.7 million balance, bears interest at a fixed rate of 4.49%, matures in July 2023 and is pre-payable 90 days prior to its maturity. The Company also assumed a separate loan with a $5.2 million balance that bears interest at a rate of 4.95%, matures in January 2026 and is pre-payable six months prior to its maturity. Additionally, the Company placed a $6.5 million loan on the Bravo parcel, anchored by Northern Tool and Panera, which bears an interest rate of 4.65%. The terms of the loan are interest only payment during the first year, and the second and third years are on a 25-year amortization schedule.

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Jon S. Wheeler, Chairman and Chief Executive Officer of Wheeler, stated, “I am excited that after fourteen months, we successfully acquired JANAF. This acquisition allows us to diversify our tenant concentration adding several national credit tenants as well as the potential to secure new tenants as we implement our business plan. We believe JANAF has long-term potential due to its size and location, and we intend to maximize its value for the benefit of our shareholders. We are pleased that the associates from the previous owner’s operations team will be integrating into Wheeler, and we welcome their expertise and knowledge.”

About Wheeler Real Estate Investment Trust, Inc.

Headquartered in Virginia Beach, VA, Wheeler Real Estate Investment Trust, Inc. is a fully-integrated, self-managed commercial real estate investment company focused on acquiring and managing income-producing retail properties with a primary focus on grocery-anchored centers. Wheeler’s portfolio contains well-located, potentially dominant retail properties in secondary and tertiary markets that generate attractive risk-adjusted returns, with a particular emphasis on grocery-anchored retail centers.

Additional information about Wheeler Real Estate Investment Trust, Inc. can be found at the Company’s corporate website: www.whlr.us.

Forward-looking Statement

This press release may contain “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. When the Company uses words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate” or similar expressions that do not relate solely to historical matters, it is making forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that may cause the actual results to differ materially from the Company’s expectations discussed in the forward-looking statements. The Company’s expected results may not be achieved, and actual results may differ materially from expectations. Specifically, the Company’s statements regarding the Company’s ability to successfully (a) secure new tenants, (b) implement its business plan and (c) integrate JANAF’s existing operations team are forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. For these reasons, among others, investors are cautioned not to place undue reliance upon any forward-looking statements in this press release. Additional factors are discussed in the Company’s filings with the U.S. Securities and Exchange Commission, which are available for review at www.sec.gov. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

CONTACT:

Wheeler Real Estate Investment Trust, Inc.

Wilkes Graham

Chief Financial Officer

(757) 627-9088

wilkes@whlr.us

Wheeler Real Estate Investment Trust, Inc. January 22, 2018	Page 3

Laura Nguyen

Director of Investor Relations

(757) 627-9088

laura@whlr.us